UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2018

SPIRIT REALTY CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36004	20-1676382
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Harwood Drive, Suite 300

Dallas, Texas 75201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 476-1900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01	OTHER EVENTS.

Amendment to Shopko Master Lease

On January 16, 2018, two wholly-owned subsidiaries of Spirit Realty Capital, Inc. (the “Company”), Spirit SPE Portfolio 2006-1, LLC and Spirit SPE Portfolio 2006-2, LLC (collectively, the “Landlord”), entered into an amendment (the “Amendment”) to the amended and restated master lease between the Landlord and Shopko Stores Operating Co., LLC (the “Tenant” or “Shopko”) dated as of December 15, 2014 (the “Master Lease”).

The Amendment provides that Landlord may, without the consent of Tenant, enter into transfers and assignments of Landlord, the premises subject to the Master Lease, any property location subject to the Master Lease, or the Master Lease, Landlord’s right, title and interest in the Master Lease, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing.

The Amendment also requires Tenant to deliver to Landlord, or to cause Specialty Retail Shops Holding Corp. to deliver to Landlord, on an annual and quarterly basis, various financial statements and other information required for Landlord or its affiliates to satisfy its or their filing obligations under the rules and regulations of the Securities and Exchange Commission.

Subject to certain conditions, Tenant has a one-time right, upon at least 60 days written notice to Landlord, to defer payment of the monthly base rent (the “Deferred Rent”) for a period of not more than three months (each one month period of deferred payments, a “Monthly Deferred Rent Period”); provided, however, that if Tenant defers payment of the monthly base rent for more than one month, such months shall not be consecutive. The deferred rent is subject to interest at the rate of 11% per annum, which accrues from and after the commencement of the applicable Monthly Deferred Rent Period, and such interest, together with the Deferred Rent, is due and payable on the date that immediately precedes the first anniversary of the commencement of the applicable Monthly Deferred Rent Period. The repayment of the Deferred Rent, together with the interest, is secured by a second priority lien on the interests of Tenant in its assets, which are subject to a first priority lien under a loan pursuant to the ABL Facility Amendment (as defined below).

The Amendment modifies several other provisions of the Master Lease related to assignment by Tenant, subletting by Tenant, sale by Landlord and rent payment date. The description of the Amendment in this Current Report on Form 8-K is not complete and is qualified in its entirety by the terms of the Amendment, which is attached as exhibit 99.1 hereto.

Amendment to ABL Facility

On January 16, 2018, Spirit Realty, L.P., as lender and agent (the “Operating Partnership”), entered into an amendment (the “ABL Facility Amendment”) to the credit agreement (the “Credit Agreement”), dated as of February 7, 2012, among its tenant, Shopko Properties, LLC, as borrower (“Shopko”), certain affiliates and subsidiaries of Shopko, as borrowers and guarantors, Wells Fargo Bank, National Association, as agent, and the other lenders party thereto.

Pursuant to the ABL Facility Amendment, the Operating Partnership extended a senior secured term loan (the “B-1 Term Loan”) in the amount of $35.0 million to Shopko. The B-1 Term Loan bears interest at a rate of 12% per annum, will be repaid in consecutive quarterly installments of $583,625 commencing on November 1, 2018 and matures on June 19, 2020. The B-1 Term Loan is unconditionally guaranteed by, and secured by the assets of, Shopko and the other borrowers and guarantors. The proceeds of the collateral will be applied to the B-1 Term Loan on a last-out basis after all outstanding amounts owing under the other loans under the Credit Agreement have been repaid in full. The Operating Partnership received a commitment fee equal to 3.00% of the B-1 Term Loan.

The description of the ABL Facility Amendment in this Current Report on Form 8-K is not complete and is qualified in its entirety by the terms of the ABL Facility Amendment, which is attached as exhibit 99.2 hereto.

Press Release

On January 16, 2018, the Company issued a press release announcing the closing of the transactions described above, as well as the receipt of a letter from Shopko providing an update on Shopko’s select financial results. A copy of that press releases is attached hereto as Exhibit 99.3. This information, including the information contained in the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Amendment to Master Lease Agreement between Spirit SPE Portfolio 2006-1, LLC, Spirit SPE Portfolio 2006-2, LLC and Shopko Stores Operating Co., LLC dated January 16, 2018

99.2	Amendment to the Credit Agreement among Shopko Properties, LLC, as borrower, certain affiliates and subsidiaries of Shopko Properties, LLC, as borrowers and guarantors, Wells Fargo Bank, National Association, as agent, and the other lenders party thereto dated January 16, 2018

99.3	Press release dated January 16, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Phillip D. Joseph, Jr.
Phillip D. Joseph, Jr. Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial Officer)

Date: January 17, 2018